Exhibit 10.3(a)-3

FORM OF POST-2006

RESTRICTED STOCK AWARD AGREEMENT

Ryerson Inc. maintains the Ryerson 2002 Incentive Stock Plan (the “Plan”) and you have been selected to receive an award of restricted stock under the Plan. To the extent not specified in the Plan, the terms of the award have been determined as outlined below. To the extent applicable, capitalized terms used herein shall have the meaning set forth in the Plan.

Granted To:

Social Security Number:

Transfer Date:

Number of Shares:

Vesting Schedule:

Restricted Stock Terms

1.	Award. The restricted shares issued to you are shares of Common Stock, $1.00 par value, of the Company.

2.	Vesting. If you remain continuously employed by the Company and its affiliates during a vesting period, you will become vested in the shares as of the last day of that vesting period. Any shares that do not vest during an applicable vesting period shall be forfeited and shall not be carried over for vesting in later vesting periods.

3.	Termination of Employment. If, at any time during a vesting period, you cease to be employed by the Company and its affiliates by reason of death, physical or mental incapacity or retirement at or after age 65 with at least 5 years service with the Company (or prior to such date with the consent of the Committee), you will be entitled to that portion of the number of shares that would otherwise be payable to you if you had been continuously employed for the vesting period, multiplied by a fraction, the numerator of which is the number of whole calendar months for which you were employed during the vesting period and the denominator of which is the number of whole calendar months in the vesting period. The Committee, in its sole discretion, may determine that a larger number of shares will be vested (but not exceeding the maximum number of shares that would have otherwise vested in that vesting period). If you cease to be employed during a vesting period for any other reason, all shares of restricted stock that have not yet vested will be forfeited unless the Committee specifically determines otherwise in its sole discretion (subject to applicable Code rules).

4.	Delivery of Shares. Shares determined to be vested for a vesting period shall be delivered to you (or your transferee) as soon as practicable after the expiration of the vesting period. Prior to any delivery of shares upon the vesting of such shares, you are required to pay to the Company the amount of any tax required by law to be withheld in respect of such delivery. Subject to rules established by the Committee, you may pay the required withholding taxes by electing to have the Company withhold shares which are otherwise to be delivered to you upon vesting of such shares or to have the Company accept from you other shares, in either case having a fair market value equal to the amount of the required withholding.

5.	Transfers of Shares. Neither you nor your transferee may sell, assign, transfer, pledge or otherwise dispose of or encumber the shares until they are delivered except: (a) by will or the laws of descent and distribution, or (b) with the advance written consent of the Committee and only if any such transfer or ability to transfer does not affect the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934, you may transfer the shares to, or in trust for the benefit of, you or your spouse or descendants. All such transfers are subject to the establishment of such requirements or entry into such agreements as the Company may reasonably require in order to administer the Plan or to assure compliance with applicable tax, securities and other laws.

In the event that any provision of this Agreement is inconsistent with the Plan, the terms and conditions of the Plan shall govern. The Committee shall have the authority to interpret this Agreement and to determine all questions which may arise in connection with the restricted stock granted hereunder, and all such interpretations and determinations shall be conclusive and binding on all persons.